LAW OFFICES OF

DERENTHAL & DANNHAUSER LLP

LAKE MERRITT PLAZA

1999 HARRISON STREET, 26TH FLOOR

OAKLAND, CALIFORNIA 94612

(510) 350-3070

FACSIMILE: (510) 834-8309

December 22, 2015

BY EDGAR

Ms. Pamela A. Long

Assistant Director

Division of Corporation Finance

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	ATEL 17, LLC (the "Company") Acceleration Requests Registration Statement on Form S-1 SEC File No. 333-203841

Dear Ms. Long:

Concurrently with this letter we are filing by EDGAR requests to accelerate the effectiveness of the above-referenced registration statement to 12:00 noon Eastern Standard Time, January 5, 2016, or as soon thereafter as may be practicable.

Please contact me with any questions or comments you may have concerning this filing.

Very truly yours,

/s/ Paul J. Derenthal

Paul J. Derenthal

cc:	Tracey McKoy, Staff Accountant
Sherry Haywood, Staff Attorney
Division of Corporation Finance
Securities and Exchange Commission

Mr. Dean L. Cash
Mr. Paritosh Choksi
Mr. Samuel Schussler
Vasco Morais, Esq.